AMENDMENT NO. 3

                         Dated as of September 23, 1998

                                       to

                              TRANSACTION AGREEMENT

                            Dated as of May 10, 1998

                                 By and Between

                         THE BLACK & DECKER CORPORATION

                                       and

                         WINDMERE-DURABLE HOLDINGS, INC.

                    AMENDMENT NO. 3 TO TRANSACTION AGREEMENT


         This Amendment No. 3 to Transaction Agreement (this "Amendment") is made as of the 23rd day of September 1998, by and between The Black & Decker Corporation, a Maryland corporation ("Seller"), and Windmere-Durable Holdings, Inc., a Florida corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller and Buyer have entered into a Transaction Agreement dated as of May 10, 1998, as amended by Amendment No. 1 to Transaction Agreement dated as of June 26, 1998 and by a letter agreement dated as of July 23, 1998 (as amended, the "Agreement"), pursuant to which Seller transferred and caused the Affiliated Transferors to transfer substantially all of the assets held, owned by or used to conduct the HPG Business, and assigned certain liabilities associated with the HPG Business, to Buyer or Buyer Companies designated by Buyer, and Buyer received and caused such designated Buyer Companies to receive such assets and assume such liabilities upon the terms and subject to the conditions set forth in the Agreement; and

         WHEREAS, Seller and Buyer desire to further amend the Agreement in accordance with the terms of this Amendment to correct a typographical error in the Agreement to ensure that the language in the Agreement properly reflects the intentions of Seller and Buyer;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

         Section 1. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

         Section 2. Section 5.06(e) of the Agreement is deleted in its entirety and the following is inserted in its place and stead:

                  (e) From and after the date of this Agreement until the first anniversary of the Closing Date, Seller Companies shall not, without prior written approval of Buyer employ any exempt (within the meaning of the Fair Labor Standards Act) Transferred Employee. In addition, from and after the date of this Agreement until the fifth anniversary of the Closing Date, no Seller Company shall, without the prior written approval of Buyer, directly or indirectly solicit any individual who was an exempt (within the meaning of the Fair Labor Standards Act) Transferred Employee to terminate his or her employment relationship with Buyer or Buyer Companies; provided, however, that the foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Buyer Companies) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Buyer Companies. From and after the date of this Agreement until the fifth anniversary of the Closing Date, no Seller Company will induce or seek to induce any contractor, supplier, client or customer of Buyer or Buyer Companies to terminate their relationship with Buyer or Buyer Companies in respect of the HPG Business.

         Section 3. Section 6.06 of the Agreement is deleted in its entirety and the following is inserted in its place and stead:

                  Section 6.06 Nonsolicitation of Employees, etc. From and after the date of this Agreement until the fifth anniversary of the Closing Date, neither Buyer nor any Buyer Companies shall, without the prior written approval of Seller, directly or indirectly solicit any individual who is an exempt (within the meaning of the Fair Labor Standards Act) employee of a Seller Company to terminate his or her employment relationship with Seller Companies; provided, however, that the foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Seller Companies) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Seller Companies. Buyer recognizes and agrees that a breach by Buyer or Buyer Companies of any of the covenants and agreements in this Section 6.06 could cause irreparable harm to Seller, that Seller's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Buyer or Buyer Companies, in addition to any other rights and remedies that may be available to Seller under Applicable Law. If this
         Section 6.06 is more restrictive than permitted by Applicable Laws of the jurisdiction in which Seller seeks enforcement hereof, this Section
         6.06 shall be limited to the extent required to permit enforcement under such Applicable Laws.

         IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed by their respective authorized officers on the day and year first above written.

                                           THE BLACK & DECKER CORPORATION


                                           By: /s/

                                           WINDMERE-DURABLE HOLDINGS, INC.


                                           By: /s/